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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF DESIGNATION,
                        POWERS, PREFERENCES AND RIGHTS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                             VITAMINSHOPPE.COM, INC.

         VitaminShoppe.com, Inc. (the "CORPORATION"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies, pursuant to the provisions of section 151 of the General Corporation Law of the State of Delaware, that pursuant to a unanimous written consent of directors executed on July 23, 1999, its board of directors adopted the following resolution:

         WHEREAS, the board of directors is authorized by the Amended and Restated Certificate of Incorporation of the Corporation to issue up to 5,000,000 shares of preferred stock in one or more classes or series and, in connection with the creation of any class or series, to fix by the resolution providing for the issuance of such shares the designation, powers, preferences and rights of such class or series and the qualifications, limitations or restrictions thereof; and

         WHEREAS, the board of directors desires, pursuant to such authority, to authorize and fix the terms and provisions of a series of preferred stock and the number of shares constituting such class;

         NOW, THEREFORE, BE IT RESOLVED that a series of preferred stock be hereby authorized on the terms and in accordance with the provisions set forth on Annex A attached to this resolution.


                                            /s/ Larry M. Segall
                                           -----------------------------------
                                             Name: Larry M. Segall
                                             Title: Chief Financial Officer,
                                                     Treasurer and Secretary


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                                                                         ANNEX A

                      SERIES A CONVERTIBLE PREFERRED STOCK

         The designation, powers, preferences and relative, participating, optional and other rights of the Series A Convertible Preferred Stock of VitaminShoppe.com, Inc. (the "CORPORATION") shall be as follows:

         1. DESIGNATION AND AMOUNT. This series of preferred stock shall be designated as the "Series A Convertible Preferred Stock" (the "SERIES A PREFERRED"). Shares of Series A Preferred shall have a par value of $0.01 per share. The number of authorized shares constituting this series shall be 2,000,000 shares. Each share of Series A Preferred shall have a stated value of $14.08 (the "STATED VALUE").

         2. DIVIDENDS. (a) Holders of shares of Series A Preferred shall be entitled to receive, when and as declared by the board of directors of the Corporation and to the extent permitted by the General Corporation Law of the State of Delaware, dividends at an annual rate equal to 8% of the Stated Value per share for each of the then outstanding shares of Series A Preferred, calculated on the basis of a 360-day year consisting of twelve 30 day months. Such dividends shall be non-cumulative and shall be paid at the times and in the manner set forth in this paragraph 2. Dividends, if declared and paid, shall be calculated from the later of the date of issuance of the Series A Preferred or the latest date as of which dividends shall have been previously declared on the Series A Preferred.

         (b) Any dividend payment made with respect to the Series A Preferred shall be made, at the sole discretion of the board of directors, in cash out of funds legally available for such purpose.

         (c) No dividends shall be declared or paid on the Class A Common Stock, par value $0.01 per share, of the Corporation (the "CLASS A COMMON STOCK") or on the Class B Common Stock, par value $0.01 per share, of the Corporation (the "CLASS B COMMON STOCK") unless and until dividends shall be declared and paid on the Series A Preferred.

         (d) Dividends shall be payable, when and as declared by the board of directors, on the date established by the board of directors for payment thereof; except that, if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the first immediately succeeding day which is not a Saturday, Sunday or legal holiday. Each dividend shall be paid to the holders of record of shares of Series A Preferred as they appear on the books of the Corporation on a record date fixed by resolution of the board of directors of the Corporation, which record date shall be not more than 45 days nor fewer than 10 days preceding the date so established.

         (e) Dividends declared on the Series A Preferred shall be payable before any dividends or distributions or other payments shall be paid or set aside for payment upon the



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common stock of the Corporation ("COMMON STOCK") or any other capital stock ranking on liquidation or as to dividends or distributions junior to the Series A Preferred (any such capital stock and such common stock being referred to as "JUNIOR STOCK"), other than a dividend, distribution or payment paid solely in shares of Junior Stock that is not Redeemable Stock or Convertible Stock (in each case as defined below). If at any time dividends declared on the outstanding shares of Series A Preferred shall not have been paid or set apart for payment, the amount of the declared but unpaid dividends shall be fully paid or set apart for payment, before any dividend, distribution or payment shall be declared or paid upon or set apart for the shares of any other class or series of Junior Stock or Parity Securities (as defined below), other than a dividend, distribution or payment paid solely in shares of Junior Stock that is not Redeemable Stock or Convertible Stock. For purposes of this document, "REDEEMABLE STOCK" means any equity security that by its terms or otherwise is required to be redeemed for cash at any time or is redeemable for cash at the option of the holder thereof or the Corporation at any time. For purposes of this document, "CONVERTIBLE STOCK" means any equity security that by its terms or otherwise may be converted or exchanged for any other security of the Corporation or its subsidiaries at the option of the holder thereof or the Corporation at any time.

         (f) If there shall be outstanding shares of any Parity Securities, no dividends shall be declared or paid or set apart for payment on any such Parity Securities for any period unless dividends (calculated from the later of the date of issuance of the Series A Preferred or the latest date as of which dividends shall have been previously declared on the Series A Preferred) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred. In no event shall any dividends be declared or paid on Parity Securities unless dividends shall be declared and paid on the Series A Preferred. For purposes of this document, "PARITY SECURITIES" means any class or series of capital stock that is entitled to share ratably with the Series A Preferred in the payment of dividends, including accumulations, if any, and, in the event that the amounts payable thereon on liquidation are not paid in full, is entitled to share ratably with the Series A Preferred in any distribution of assets. All dividends paid with respect to shares of Series A Preferred shall be paid pro rata to the holders entitled thereto, and, in the event of the payment of dividends on Parity Securities, shall be paid pro rata to the holders of such Parity Securities and Series A Preferred based upon the aggregate Liquidation Preference of the outstanding shares.

         3. LIQUIDATION PREFERENCE. In the event of any bankruptcy, liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred then issued and outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of shares of Junior Stock by reason of their ownership of such stock, an amount per share of Series A Preferred equal to 200% of the Stated Value of such share plus any dividends declared but unpaid on such share on the date of liquidation. If the assets and funds legally available for distribution among the holders of Series A Preferred shall be insufficient to permit the payment in full of any such preference amount, then the assets and funds shall be distributed ratably among holders of shares of Series A Preferred in proportion to the number of shares of Series A Preferred owned by each holder. If the assets and funds of the Corporation available for distribution to stockholders shall be insufficient to permit the payment in full of the aforesaid


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amount and any and all amounts payable in such event to holders of outstanding
Parity Securities, the holders of shares of Series A Preferred and the holders of such other Parity Securities shall share ratably (as to cash, in-kind or other distributions) in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which such shares are entitled. The merger or consolidation of the Corporation into or with another corporation, partnership or other business entity in which the Corporation is not the surviving entity, or a transaction in which the holders of the issued and outstanding voting securities of the Corporation outstanding immediately prior to such transaction beneficially own or control less than a majority of the voting securities of the Corporation or surviving entity immediately following such transaction, shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph 3.

         4. CONVERSION. (a) Upon the closing of a firm commitment underwritten initial public offering of the Class A Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), other than a registration statement relating solely to an employee benefit plan or transaction covered by Rule 145 of the Securities Act, at an offering price per share of Class A Common Stock that is not less than 125% of the Conversion Price (as defined below) immediately prior to the completion of such offering and which offering yields proceeds to the Corporation (net of underwriting discounts and commissions) of not less than $30,000,000 (a "QUALIFIED IPO"), each then outstanding share of the Series A Preferred shall be automatically converted into one or more shares of Class A Common Stock calculated by multiplying the number of shares of the Series A Preferred to be so converted by the conversion rate (the "CONVERSION RATE") as then in effect. For purposes hereof, (i) the "CONVERSION RATE" shall be determined by dividing the Stated Value per share by the Conversion Price per share, and (ii) the "CONVERSION PRICE" per share shall be $14.08, subject to adjustment from time to time as provided herein. At any time prior to the closing of a Qualified IPO, and subject to and upon compliance with the provisions of this paragraph, the holder of any shares of the Series A Preferred shall have the right, at its option, to convert, at the Conversion Rate, all or any portion of its shares of the Series A Preferred into one or more shares of Class A Common Stock by surrendering the shares to be converted, in the manner provided below.

         (b) (i) In order to exercise its conversion right, the holder of the Series A Preferred to be converted shall surrender the certificate representing such share to the conversion agent (which may be the Corporation itself), with a notice of election to convert, duly completed and signed, at the principal office of the conversion agent. Unless the shares issuable upon conversion are to be issued in the same name as the name in which the share of the Series A Preferred is registered, each share surrendered for conversion shall be accompanied by instruments of transfer duly executed by the holder or his duly authorized attorney. If the Corporation fails to designate a conversion agent, the conversion agent shall be the Corporation.

                  (ii) As promptly as practicable after the surrender by a holder of the certificates for shares of the Series A Preferred and in any event within five business days after such surrender, the Corporation shall issue and deliver to the Person (as defined herein below)


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for whose account such Series A Preferred was surrendered, or to its nominee or nominees (subject to compliance with applicable stockholders' agreements and other applicable agreements restricting transfer), a certificate or certificates for the number of full shares of Class A Common Stock or other securities issuable upon the conversion of those shares and any fractional interest in respect of a share of Class A Common Stock or other security arising upon the conversion shall be settled as provided below. In the event that a holder of Series A Preferred converts less than all of the shares of Series A Preferred evidenced by the certificate(s) surrendered by such holder, the Corporation shall, simultaneously with the issuance of certificates for the shares of Class A Common Stock, issue and deliver to such holder (or in accordance with the instructions of such holder) a new certificate for the balance of the shares of Series A Preferred not so converted. For purposes of this paragraph 4, the term "PERSON" shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

                  (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which all of the precedent conditions shall have been satisfied, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common Stock or other securities represented by those certificates at such time on such date and such conversion shall be at the Conversion Price in effect at such time, unless the stock transfer books of the Corporation shall be closed on the date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, and such conversion shall be at the Conversion Price in effect on the date such transfer books are open. All shares of Class A Common Stock delivered upon conversion of the Series A Preferred will upon delivery in accordance with the provisions hereof be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of the Series A Preferred to be converted, the shares shall no longer be deemed to be outstanding and all rights of a holder with respect to the shares surrendered for conversion shall immediately terminate except the right to receive the Class A Common Stock or other securities, cash or other assets as herein provided.

         (c) No fractional shares or securities representing fractional shares of Class A Common Stock shall be issued upon conversion of the Series A Preferred. Any fractional interest in a share of Class A Common Stock resulting from conversion of a share of the Series A Preferred shall be paid in cash (computed to the nearest cent) equal to such fraction multiplied by the fair market value per share as determined by the Board of Directors in good faith. If more than one certificate representing Series A Preferred shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred so surrendered for conversion.


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         (d) The Conversion Price shall be subject to adjustment as follows if any of the events listed below occur prior to the conversion of each share of the Series A Preferred.

                  (i) In case the Corporation shall (A) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide or reclassify its outstanding Common Stock into a greater number of shares, or (C) combine or reclassify its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such event shall be adjusted so that the holder of any share of the Series A Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock which it would have owned or have been entitled to receive after the happening of such event had the share of the Series A Preferred been converted immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective on the effective date in the case of subdivision, combination or reclassification. If any dividend or distribution is not paid or made, the Conversion Price then in effect shall be appropriately readjusted.

                  (ii) In case the Corporation shall (A) sell or issue shares of its Common Stock, (B) issue rights, options or warrants to subscribe for or purchase shares of Common Stock or (C) issue or sell other rights for shares of Common Stock or securities convertible or exchangeable into shares of Common Stock, in the case of one or more of the events described in the immediately preceding clauses (A), (B) and (C) (collectively, the "SECURITIES"), at a price per share less than the Conversion Price on the date the Corporation fixes the offering price of such Securities, then in each such case the Conversion Price in effect immediately prior to the issuance of such Securities shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of the Securities by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of the Securities plus the number of shares of Common Stock which the aggregate consideration received for the issuance of the Securities would purchase at the Conversion Price in effect immediately prior to the issuance of such Securities, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of the Securities (after giving effect to the full exercise, conversion or exchange, as applicable, of such Securities). The adjustment provided for in this Subparagraph 4(d)(ii) shall be made successively whenever any such Securities are issued (provided, however, that no further adjustments in the Conversion Price shall be made upon the subsequent exercise, conversion or exchange, as applicable of such Securities pursuant to the original terms of such Securities) and shall become effective immediately, except as provided in Subparagraph 4(d)(v) below, after such issuance. In determining whether any Securities entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the Conversion Price, and in determining the aggregate offering price of the shares of Common Stock so offered, there shall be taken into account any consideration received by the Corporation for such Securities, any


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consideration required to be paid upon the exercise, conversion, or exchange, as applicable, of such Securities and the value of all such consideration (if other than cash) shall be determined by the Board of Directors (whose determination, if made in good faith, shall be conclusive). If any or all of such Securities are not so issued or expire or terminate without having been exercised, converted or exchanged, the Conversion Price then in effect shall be appropriately readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such Securities been made upon the basis of only the number of shares of Common Stock delivered pursuant to Securities actually exercised, converted or exchanged. For purposes of this Subparagraph 4(d)(ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation or by any Subsidiary of the Corporation.

                  (iii) In case the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidences of indebtedness or cash or other assets (excluding regular cash dividends or distributions paid from retained earnings of the Corporation and dividends or distributions referred to in Subparagraph 4(d)(i) above) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those referred to in Subparagraph 4(d)(ii) above) then, in each such case, the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of the distribution by a fraction the numerator of which shall be the Conversion Price in effect immediately prior to the date of the distribution less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, shall be conclusive) of the portion of the capital stock, cash or assets or evidences of indebtedness so distributed, or of the subscription rights, options or warrants so distributed or of such convertible or exchangeable securities, with respect to one share of Common Stock, and the denominator of which shall be the Conversion Price in effect immediately prior to the date of the distribution. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactive to the record date for the determination of stockholders entitled to receive such distribution. If any such distribution is not made or if any or all of such rights, options or warrants expire or terminate without having been exercised, the Conversion Price then in effect shall be appropriately readjusted.

                  (iv) (A) Notwithstanding the foregoing, the provisions of this
Section 4(d) shall not apply to the issuance of: (1) (x) up to 1,500,000 shares of Class A Common Stock issuable upon the exercise of options granted or to be granted pursuant to stock option plans approved by the Board of Directors of the Corporation, or to the grant of options to purchase up to 1,500,000 shares of Class A Common Stock pursuant to such stock option plans and (y) shares of Class A Common Stock issuable upon the exercise of options to be granted to the Company's directors pursuant to stock option plans approved by a majority of the Board of Directors of the Corporation, including the affirmative vote of the Series A Preferred Director (as defined below) or to the grant of options pursuant to such stock option plans; (2) shares of Class A Common Stock issuable upon conversion of the Series A Preferred; (3) shares issued to a holder of Series A Preferred which are attributable solely to any adjustment made pursuant to this Section 4(d); (4) capital stock issued as a dividend on the Series A Preferred or in connection with a subdivision or combination of the Series A Preferred Stock; (5) pursuant to a warrant (the "TWP


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WARRANT") to purchase 21,250 shares of Series A Preferred issued to Thomas
Weisel Partners LLC (or its registered assigns), of 21,250 shares of Series A Preferred or an equivalent number of shares of Class A Common Stock (as the case may be); (6) (x) capital stock (and options, warrants or other securities directly or indirectly convertible into such capital stock and the Common Stock issuable upon any such conversion) issued in connection with the establishment of one or more strategic relationships approved by a majority of the Board of Directors of the Corporation, including the affirmative vote of the Series A Preferred Director and (y) up to 500,000 shares of Common Stock (and options, warrants or other securities convertible into Common Stock and the Common Stock issuable upon such conversion) issued in connection with other strategic relationships approved by the Board of Directors and (7) capital stock of the Corporation (and options, warrants or other convertible securities and capital stock directly or indirectly issued upon such conversion and Common Stock issuable upon such conversion) issued as consideration in connection with any acquisition approved by a majority of the Board of Directors of the Corporation, including the affirmative vote of the Series A Director.

                  (B) Notwithstanding any provision in Section 4(d) to the contrary and without limitation to any other provision contained in Section 4(d), in the event any securities of the Corporation (other than the Series A Preferred), including, without limitation those securities set forth as exceptions in paragraph (A) above (collectively, the "SUBJECT SECURITIES"), are amended or otherwise modified by operation of its terms or otherwise (including, without limitation, by operation of such Subject Securities' anti-dilution provisions) in any manner whatsoever that results in (1) the reduction of the exercise, conversion or exchange price of such Subject Securities payable upon the exercise for, or conversion or exchange into, Common Stock or other securities exercisable for, or convertible or exchangeable into, Common Stock and/or (2) such Subject Securities becoming exercisable for, or convertible or exchangeable into (x) more shares or dollar amount of such Subject Securities which are, in turn exercisable for, or convertible or exchangeable into, Common Stock, or (y) more shares of Common Stock, then such amendment or modification shall be treated for purposes of Section 4(d) as if the Subject Securities which have been amended or modified have been terminated and new securities have been issued with the amended or modified terms. The Corporation shall make all necessary adjustments (including successive adjustments if required) to the Conversion Price in accordance with Section 4(d), but in no event shall the Conversion Price be greater than it was immediately prior to the application of this Subsection to the transaction in question. On the expiration or termination of any such amended or modified Subject Securities for which adjustment has been made pursuant to the operation of the provisions of this Subsection under
Section 4(d), as the case may be, without such Subject Securities having been exercised, converted or exchanged in full pursuant to their terms, the Conversion Price shall be appropriately readjusted in the manner specified in such Section.

                  (v) No adjustment in the Conversion Price shall be required unless such adjustment would require a change of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided, further, that adjustment shall be required and made in accordance with the provisions of this paragraph 4(d) (other than this Subparagraph 4(d)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Class A Common Stock.


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All calculations shall be made to the nearest cent or to the nearest one hundredth of a share.

                  (vi) Whenever the Conversion Price or Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the conversion agent an officers certificate setting forth the Conversion Price and Conversion Rate after the adjustment and setting forth a brief statement of the facts requiring the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment. Promptly after delivery of the certificate, the Corporation shall prepare a notice of the adjustment of the Conversion Price and Conversion Rate setting forth the Conversion Price and Conversion Rate and the date on which the adjustment becomes effective and shall mail the notice of such adjustment of the Conversion Price and Conversion Rate (together with a copy of the officers certificate setting forth the facts requiring such adjustment) to the holder of each share of the Series A Preferred at such holder's last address as shown on the stock books of the Corporation.

                  (vii) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any term of this Certificate of Incorporation, but will at all times in good faith assist in carrying out of all such terms and in taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (A) will not increase the par value of any shares of stock receivable on the conversion of the Series A Preferred,
(B) will at all times reserve and keep available the maximum number of its authorized shares of Class A Common Stock, free from all preemptive rights therein, which will be sufficient to permit the full conversion of the Series A Preferred, and (C) will take such action as may be necessary or appropriate in order that all shares of Class A Common Stock as may be issued pursuant to the conversion of the Series A Preferred will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.

         (e) In case at any time prior to the conversion of all of the Series A
Preferred:

                  (i) the Corporation shall authorize the granting to all the holders of Common Stock of rights to subscribe for or purchase any shares of stock of any class or of any other rights; or

                  (ii) there shall be any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock); or

                  (iii) there shall be any capital reorganization by the Corporation; or

                  (iv) there shall be a consolidation or merger involving the Corporation or sale of all or substantially all of the Corporation's property and assets; or

                  (v) there shall be voluntary or involuntary dissolution, liquidation and winding up by the Corporation or dividend or distribution to holders of Common Stock; or


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                  (vi) any other event which would cause an adjustment in the
Conversion Price or Conversion Rate;

then in any one or more of said cases, the Corporation shall cause to be delivered to the holders of the Series A Preferred, at the earliest practicable time (and, in any event, not less than 15 days before any record date or the date set for definitive action), notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or notice of the date on which such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up or other transaction shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the kind and amount of the shares of stock and other securities and property deliverable upon conversion of the Series A Preferred. Such notice shall also specify the date, if known, as of which the holders of record of the Class A Common Stock shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their shares of the Class A Common Stock for securities or other property (including cash) deliverable upon such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up or other transaction, as the case may be.

         (f) (i) The Corporation shall at all times reserve and keep available, out of the aggregate of its authorized but unissued shares of Class A Common Stock, for the purpose of effecting conversions of the Series A Preferred, the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of the Series A Preferred not theretofore converted. For purposes of this paragraph, the number of shares of Class A Common Stock which shall be deliverable upon conversion of all of the outstanding shares of the Series A Preferred shall be computed as if, at the time of computation, all of the outstanding shares were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the jurisdiction of its incorporation, increase the authorized amount of its Class A Common Stock if at any time the number of shares of Class A Common Stock remaining unissued shall not be sufficient to permit the conversion of all the then outstanding shares of the Series A Preferred.

                  (ii) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Class A Common Stock deliverable upon conversion of the Series A Preferred, the Corporation will take any corporate action which may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock at the adjusted Conversion Price.

                  (iii) Except where registration is requested in a name other than the name of the registered holder, the Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock on conversion of the Series A Preferred pursuant hereto.

         (g) In case of any reclassification or change of outstanding shares of Class A Common Stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of the Corporation with, or merger of the Corporation with or


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into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Class A Common Stock or any sale or transfer of all or substantially all of the assets of the Corporation, each holder of shares of the Series A Preferred then outstanding shall have the right thereafter to convert the shares of the Series A Preferred held by the holder into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon such reclassification, change, consolidation, merger, sale or transfer, if the holder had held the Class A Common Stock immediately prior to the reclassification, change, consolidation, merger, sale or transfer.

         (h) Upon any conversion of shares of the Series A Preferred, the shares so converted shall revert to the status of authorized but unissued shares of Preferred Stock of the Corporation.

         5. VOTING RIGHTS. (a) Each share of Series A Preferred shall be entitled to a number of votes equal to the number of shares of Class A Common Stock into which such share of Series A Preferred could be converted on the record date fixed for determining the holders of Series A Preferred entitled to vote at the meeting or to give the consent sought. Except as otherwise specifically provided herein or as provided by law, holders of shares of Series A Preferred shall vote with holders of Class A Common Stock and holders of Class B Common Stock, voting together as a single class, on all matters brought before the stockholders of the Corporation.

         (b) In addition to the voting rights described in paragraphs 5(a) and 6 and any other voting rights granted to holders of shares of Series A Preferred by contract or otherwise, holders of shares of Series A Preferred shall have the voting rights provided by law and in the amended and restated certificate of incorporation of the Corporation, as it may be further amended or restated from time to time.

         6. ELECTION OF DIRECTORS. (a) Subject to the terms hereof, as long as at least 25% of the shares of Series A Preferred ever issued shall be outstanding, the holders of the Series A Preferred shall have the right by the vote of the holders of record of 65% of the outstanding shares of Series A Preferred, voting as a single class in accordance with paragraph 6(d), to elect one director, who shall be classified as a Class II director (the "SERIES A PREFERRED DIRECTOR"), in addition to the directors elected by the holders of any other capital stock of the Corporation.

         (b) The initial term of the Series A Preferred Director shall commence upon his election and shall expire at the annual meeting of stockholders of the Corporation in 2001. Subject to paragraph 6(a), upon expiration of such initial term or any succeeding term, the holders of Series A Preferred shall elect a Series A Preferred Director to replace such director. Subject to paragraph 6(a), upon the resignation of the Series A Preferred Director, the holders of the Series A Preferred shall elect a Series A Preferred Director to replace the resigning director. Subject to paragraph 6(d), the Series A Preferred Director elected pursuant to the preceding sentence shall hold office for the remainder of the term of the vacant director seat. Notwithstanding the foregoing, the Series A Preferred Director shall serve until his successor shall be duly elected and qualified or until his earlier removal, death or resignation. The Series A Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of at least 65% of the then outstanding shares of Series A Preferred, voting together as a single class. In the event a vacancy shall occur, a replacement Series A Preferred


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Director shall be elected by the vote of the holders of record of at least 65%
of the shares of Series A Preferred, voting together as a single class.

         (c) The Corporation shall at all times reserve and keep available a sufficient number of vacant seats on its board of directors solely for the purpose of enabling the holders of the Series A Preferred to elect one Series A Preferred Director as provided in paragraph 6(a).

         (d) On all matters on which the holders of Series A Preferred are entitled to vote together as a single class pursuant to this paragraph 6 or paragraph 7, each holder of Series A Preferred shall be entitled to one vote for each share of Series A Preferred held by such holder. The rights of the holders of Series A Preferred under this paragraph 6 may be exercised (i) at a meeting of the holders of Series A Preferred or by written consent signed by the holders entitled to vote therefor and delivered to the secretary or an assistant secretary of the Corporation, (ii) at any meeting of stockholders of the Corporation at which directors are elected or (iii) at a meeting of the holders of Series A Preferred called for the purpose by the Corporation or by the holders of record of 25% or more of the then outstanding shares of Series A Preferred pursuant to requests delivered in writing to the secretary or an assistant secretary of the Corporation. Unless the holders of 65% of the shares of Series A Preferred then outstanding shall decide otherwise, any meeting of the holders of Series A Preferred shall be conducted in accordance with the bylaws of the Corporation applicable to meetings of stockholders. In the event of a conflict or inconsistency between the bylaws and the certificate of designation of which this Annex A is a part, the terms of the certificate of designation shall prevail.

         7. CERTAIN CORPORATE ACTIONS. As long as at least 40% of the shares of Series A Preferred ever issued are outstanding, the Corporation shall not, and shall not permit any of its affiliates:

         (a) to authorize or issue any capital stock or any options, warrants or other rights exchangeable or exercisable therefor, other than (i) shares of Junior Stock that is not Redeemable Stock or Convertible Stock, or stock options, warrants or other rights exchangeable or exercisable therefor, (ii) in payment of dividends or distributions payable solely in shares of Junior Stock that is not Redeemable Stock or Convertible Stock, or (iii) options issuable pursuant to stock option plans approved by the Board of Directors and shares of capital stock issuable upon exercise of such options;

         (b) to amend, repeal, modify or supplement any provision of the certificate of incorporation (including any certificate of designation forming a part thereof) of the Corporation, the bylaws of the Corporation as in effect on the date of issuance of the Series A Preferred or any other charter or bylaws which may govern the Corporation or its subsidiaries, if such amendment, repeal, modification or supplement would adversely affect the powers, preferences or other rights of the Series A Preferred; or

         (c) to declare or pay any dividends or distributions on any class of common stock of the Corporation, except in accordance with paragraph 7(a)(ii);


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in each case without first obtaining the written consent of the holders of at least 65% of the outstanding shares of Series A Preferred, voting as a single class.

         8.       MISCELLANEOUS PROVISIONS.

         (a) Except as otherwise expressly provided, whenever pursuant to this Certificate of Designation notices or other communications are to be made, delivered or otherwise given to holders of shares of the Series A Preferred Stock, the notice or other communication shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery, addressed to the Persons shown on the books of the Corporation as such holders at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporation's Certificate of Incorporation and By-laws and applicable law, as in effect from time to time. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five business days after being deposited in the U.S. mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

         (b) If any right, preference or limitation of the Series A Preferred set forth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall be deemed dependant upon any other such right, preference or limitation unless otherwise expressed herein.


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